Houston American Energy Enters Into Financing

HOUSTON, Nov. 30 /PRNewswire-FirstCall/ -- Houston American Energy Corp. (Nasdaq: HUSA) (the "Company"), an independent energy company with interests in oil and natural gas wells and prospects, announced today that it has reached an agreement to place up to 3,000,000 shares of the Company's common stock to select institutional investors at $4.68 per share in a registered direct offering for gross proceeds of approximately $14 million, before deducting placement agents' fees and estimated offering expenses. The transaction is expected to close on or about December 4, 2009, subject to customary closing conditions. The Company intends to use the net proceeds from the offering for general working capital purposes, including funding the Company's share of costs of development of properties in which the Company hold interests.

Global Hunter Securities, LLC acted as lead placement agent and Knight Capital Markets, LLC acted as a co-placement agent for the offering.

A shelf registration statement relating to these securities previously was filed and declared effective by the Securities and Exchange Commission. A prospectus supplement related to the offering will be filed with the Securities and Exchange Commission. This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation, or sale of any security in any jurisdiction in which such offer, solicitation, or sale would be unlawful. A copy of the base prospectus and prospectus supplement (once filed) can be obtained at the Securities and Exchange Commission's website http://www.sec.gov or from Global Hunter Securities, LLC at 400 Poydras Street, Suite 1510 New Orleans, Louisiana 70130 Attn: Kelly Vest.

About Houston American Energy Corp.

Based in Houston, Texas, Houston American Energy Corp. is an independent energy company with interests in oil and natural gas wells and prospects. The company's business strategy includes a property mix of producing and non-producing assets with a focus on Colombia, Texas, and Louisiana.

Forward-Looking Statements

The statements contained in this press release that are not historical are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements, without limitation, regarding the Company's expectations, beliefs, intentions or strategies regarding the future. These statements are qualified by important factors that could cause the Company's actual results to differ materially from those reflected by the forward-looking statements. Such factors include but are not limited to: production variances from expectations, volatility of product prices, the capital expenditures required to fund the Company's operations, environmental risks, competition, government regulation, and the ability of the Company to implement its business strategy, including those risks and factors described from time to time in the Company's reports and registration statements filed with the Securities and Exchange Commission, including but not limited to the Company's Annual Report on Form 10-K for the year ended December 31, 2008 filed with the Securities and Exchange Commission on March 16, 2009, and our subsequently filed reports. The Company cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.